EXHIBIT 10.1

July 29, 2011

Brian Lawrence
Chief Executive Officer and Senior Vice President
Winland Electronics, Inc.

Re:           Retention Letter Agreement

Dear Mr. Lawrence:

As we have discussed, you signed a Stay Bonus Letter Agreement previously with Winland Electronics, Inc. (the “Company”) whereby your compensation was set until June 30, 2011.

As you know, the Company would like you to remain employed and in order to do so, the Company’s Board of Directors (the “Board”) has put together this Retention Letter Agreement (“Retention Agreement”) which sets forth your salary for the remainder of 2011 and the terms of a Bonus Program.

Annual Salary.  Retroactive to July 1, 2011, your annual salary will be $115,000.  This salary will be paid to you pursuant to the Company’s normal payroll schedule and is before all taxes and deductions have been applied.  Your benefits will remain that they were prior to July 1, 2011.

Bonus Program.  In addition to your annual salary, you are also eligible to participate in a Bonus Program.  The Board has reserved $25,000 for this Bonus Program that will run until December 31, 2011.  Pursuant to this Bonus Program you will be eligible to receive up to $25,000 (the “Bonus Pool”) if certain major business objectives are achieved by both you and the Company.  The major business objectives and the percentages of the Bonus Pool associated with obtaining the major business objective are set forth below.

1.	If the Company is able enter into a new supply agreement for its products by December 31, 2011, you will be entitled to receive 25% of the Bonus Pool;

2.
If the Company completes the launch of its new EA800-ip product at the ASIS International Show in Orlando, Florida on September 19 through September 21, 2011, you will be entitled to receive 25% of the Bonus Pool;

3.
If the Company has sales that meet or exceed the sales that you have projected in the July 15, 2011 projections that you have supplied to the Board for the period ending December 31, 2011, you will be entitled to receive 20% of the Bonus Pool;

4.
If the Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) number for the period ending December 31, 2011 meets or exceeds the EBITDA number that you have projected in the July 15, 2011 projections that you have supplied to the Board, you will be entitled to receive 15% of the Bonus Pool; and

5.
If the Company is able to increase the price of its products pursuant the suggestions set forth in your memorandum to Rick Speckmann dated July 8, 2011, by December 31, 2011, you will be entitled to receive 15% of the Bonus Pool.

Payment of Bonus Pool.  The determination of whether payments of the Bonus Pool pursuant to the Bonus Program are due will be made by the Board.  If there is disagreement between you and the Board as to whether a certain goal has been accomplished, you and the Board will meet to negotiate the issue.  Any and all payments of the Bonus Pool due pursuant to the goals set forth above will be made when you, as the Company’s Chief Financial Officer, file the Company’s Form 10-K for the year ended December 31, 2011.

Annual Salary and Bonus Program for 2012.  Your annual salary and a Bonus Program for 2012 will be put in place by the Board when the budget for 2012 is approved by the Board on or about December 1, 2011.

Brian, we are pleased to make this offer available to you and look forward to your help at a critical time for the Company.  Please do not hesitate to contact me if you have any questions.

By signing below, both you and the Company are hereby acknowledging that the parties have read, had the ability to ask questions of the other party, understand and fully accept all of the terms and conditions set forth in this Retention Agreement.

Sincerely,

/s/  Thomas J. Goodmanson
Thomas J. Goodmanson
Chairman of the Board of Directors

AGREED AND ACCEPTED BY:
/s/  Brian D. Lawrence
Brian Lawrence